EXHIBIT 99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE
CONTACT:  RHONDA GRADY/RICK LAND
          870-698-2300


                   DENTAL COMPANY SETS SPECIAL MEETING DATE

      Batesville, AR, July 23, 1999 (AMEX--PRO). Professional Dental Technologies, Inc., announced in April its intention to put to the vote of its shareholders of record of August 2, 1999, a proposed amendment to the Company's Certificate of Incorporation that will reduce the number of authorized shares of Common Stock of the Company to 3,000 shares and increase the par value of each share to $100 by affecting a reverse split of the Company's Common Stock, par value $.01. The Board of Directors proposes a reverse split of the Common stock in the ratio of 10,000 shares of "Old (pre-split) Common Stock" to 1 share of "New (post-split) Common Stock"; the par value of the New Common Stock would be adjusted to $100 per share.

      Any fractional shares of Common Stock resulting from the reverse stock split will be purchased from the holders thereof at the rate of $6,500 per whole share of New Common Stock.

      As a result of the proposed transaction, the Company anticipates that the number of record shareholders will be reduced from approximately 950 to less than 50, thereby terminating the Company's obligation to file periodic reports with the Securities and Exchange Commission. The Company intends to terminate the registration of the New Common Stock with the SEC immediately upon consummation of the transaction. The stock will also be de-listed by the American Stock Exchange, and trading will be suspended upon the effective date of the amendment, on or about September 22, 1999.

      A special meeting of the stockholders of the Company to consider and vote upon the proposed amendment has been set for 10:00 a.m., Tuesday, September 21, 1999. The meeting will be held at the Company's facility in Batesville.

      The Company anticipates filing final disclosure statements with the SEC by month's end which will be available for review at the Commission's website.

      Professional Dental Technologies, Inc., is principally engaged in the business of designing, manufacturing, and selling products to dental professionals, which are used for the diagnosis, treatment, and prevention of periodontal and other dental diseases.


                                       END